Exhibit 10.58

SUMMARY OF COMPENSATION FOR
THE BOARD OF DIRECTORS OF
TRIMAS CORPORATION

Independent directors receive the following compensation:

Compensation	Amount

Annual Cash Retainer (1)	$100,000 in aggregate, paid quarterly in arrears; except the Board Chair who receives $225,000, paid monthly in arrears (with effect from August 5, 2011)

Annual Equity Retainer (1)	TriMas Corporation (the “Company”) common stock having a fair market value (as of the grant date) of $100,000 in aggregate, granted annually and subject to a one year vesting period

Annual Fee for Audit Committee Chair:	$15,000

Annual Fee for Compensation Committee Chair:	$10,000

Annual Fee for Nominating and Corporate Governance Committee Chair: Meeting fee for each Board and Committee Meeting:	$5,000 $1,000
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(1)  In accordance with the TriMas Corporation 2006 Long Term Equity Incentive Plan and 2011 Omnibus Incentive Plan, independent directors are permitted to defer the receipt of all or a portion of the annual cash retainer, meeting fees and annual equity retainer until the termination of his or her service on the Board of Directors and for such deferred compensation to be denominated in restricted stock units, representing the right to receive shares of the Company's common stock at the end of the deferral period. During the deferral period, if the Company pays cash dividends on its common stock, the directors' deferral accounts will be credited with dividend equivalents on their deferred restricted stock units, payable in additional restricted stock units based on the then-fair market value of the Company's common stock.  Each director's account is 100% vested at all times, subject to the one year vesting period with respect to the annual equity retainer.

The Company also reimburses members of the Board of Directors for all expenses incurred in attending meetings or performing their duties as directors.

Members of the Board of Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board of Directors or any committees thereof.

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Effective August 5, 2011